EXHIBIT 99.1

Conatus Pharmaceuticals Reports Third Quarter 2019 Financial Results

SAN DIEGO, Nov. 05, 2019 (GLOBE NEWSWIRE) -- Conatus Pharmaceuticals Inc. (Nasdaq:CNAT) today announced financial results for the quarter and nine months ended September 30, 2019.

Recent Developments

In June 2019, Conatus announced that top-line results from its ENCORE-LF clinical trial of emricasan did not meet its primary endpoint, and, Conatus and its partner, Novartis, had no further development plans for emricasan. In September 2019, Conatus and Novartis mutually agreed to terminate the collaboration agreement between the parties for the global development and commercialization of emricasan.

As previously announced, Conatus has engaged Oppenheimer & Co., Inc., as its financial advisor to assist in the exploration and evaluation of strategic alternatives to enhance shareholder value. There can be no assurance of a successful outcome from these efforts, or of the form or timing of any such outcome.

In connection with the discontinuation of emricasan and Conatus’ efforts to explore and evaluate strategic alternatives, Conatus announced in June 2019 that it was implementing a restructuring plan in order to extend its resources, which included reducing staff and suspending development of its inflammasome disease candidate, CTS-2090, and in September 2019 it implemented another restructuring plan in order to extend its resources, which included further reducing staff.

Financial Results
The net loss for the third quarter of 2019 was $3.3 million compared with $4.6 million for the third quarter of 2018. The net loss for the first nine months of 2019 was $8.7 million compared with $14.1 million for the first nine months of 2018.

All revenues were related to the company’s collaboration with Novartis. Total revenues were $3.4 million for the third quarter of 2019 compared with $7.7 million for the third quarter of 2018. Total revenues were $21.2 million for the first nine months of 2019 compared with $26.2 million for the first nine months of 2018. The decreases in revenues for both periods were primarily due to lower emricasan-related research and development expenses resulting in corresponding lower revenues from Novartis.

Research and development expenses were $4.7 million for the third quarter of 2019 compared with $9.7 million for the third quarter of 2018. The decrease in research and development expenses was primarily due to lower spending related to emricasan-related activities. Research and development expenses were $22.7 million for the first nine months of 2019 compared with $32.5 million for the first nine months of 2018. These decreases were primarily due to lower emricasan-related research and development expenses.

General and administrative expenses were $2.0 million for the third quarter of 2019 compared with $2.7 million for the third quarter of 2018. General and administrative expenses were $7.7 million for the first nine months of 2019 compared with $8.0 million for the first nine months of 2018. These decreases were primarily due to lower personnel costs resulting from the restructuring plan announced in June 2019.

Cash, cash equivalents and marketable securities were $22.7 million at September 30, 2019, compared with $40.7 million at December 31, 2018. The company is projecting a year-end 2019 net balance of cash, cash equivalents and marketable securities of between $10 million and $15 million.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding:  the company’s potential to successfully complete a strategic alternative or enhance shareholder value; and the company’s financial guidance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continues” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including: whether desirable strategic alternatives can be identified; and the company’s ability to conserve cash or to complete a strategic alternative. In addition, if the company does not or is unable to retain certain remaining personnel, it may be difficult to complete a transaction. The company’s existing or future liabilities, including litigation, if any, could also be seen as detrimental to any potential parties to a strategic alternative. There can be no assurance that the company will be able to conserve sufficient cash or complete any transaction. Other risks regarding the company’s business are described in Conatus’ prior press releases and in the periodic reports it files with the Securities and Exchange Commission. The events and circumstances reflected in Conatus’ forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, Conatus does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Conatus Pharmaceuticals Inc.
Selected Condensed Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Statements of Operations	September 30,		September 30,
	2019	2018	2019	2018

Revenues:
Collaboration revenue	$3,376	$7,666	$21,191	$26,177
Operating expenses:
Research and development	4,746	9,664	22,694	32,482
General and administrative	2,013	2,660	7,658	7,967
Total operating expenses	6,759	12,324	30,352	40,449
Loss from operations	(3,383)	(4,658)	(9,161)	(14,272)
Other income/expense	130	69	505	168
Net loss	$(3,253)	$(4,589)	$(8,656)	$(14,104)

Net loss per share, basic and diluted	$(0.10)	$(0.15)	$(0.26)	$(0.47)

Weighted average shares outstanding used in computing
net loss per share, basic and diluted	33,170	30,190	33,168	30,118

			September 30,	December 31,
Balance Sheets			2019	2018

Assets
Current assets:
Cash, cash equivalents and marketable securities			$22,682	$40,692
Collaboration receivables			1,650	3,677
Prepaid and other current assets			1,179	3,057
Total current assets			25,511	47,426
Property and equipment, net			102	154
Other assets			550	1,223
Total assets			$26,163	$48,803

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities			$3,755	$8,446
Current portion of deferred revenue			404	10,075
Total current liabilities			4,159	18,521
Deferred revenue, less current portion			-	2,815
Other long-term liabilities			-	68
Stockholders' equity			22,004	27,399
Total liabilities and stockholders' equity			$26,163	$48,803

CONTACT: Keith Marshall
Conatus Pharmaceuticals Inc.
(858) 376-2600
IR@conatuspharma.com